Exhibit 10.7

AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDED AND RESTATED CONSULTING AGREEMENT (the “Agreement”) is made as of the 20th day of December, 2018 (the “Effective Date”), by and between TFF Pharmaceuticals, Inc., a Delaware corporation (the “Company”), on the one hand, and Robert S. Mills (the “Director”) and RSM Consulting, LLC, a Florida limited liability company (“RSM Consulting”), on the other hand.

WHEREAS, the Director is presently serving in the capacity of director on the Company’s Board of Directors (the “Board of Directors”) and is providing consulting services through RSM Consulting to the Company, both pursuant to a Consulting Agreement dated as of February 10, 2018 (the “Consulting Agreement”), by and between the Company and RSM Consulting, which, among other things, contains certain provisions regarding the Director’s right to receive certain grants of options to purchase shares of the Company’s common stock, par value $0.001 (the “Common Stock”); and

WHEREAS, the parties mutually desire to amend and restate the Consulting Agreement in order to memorialize the terms under which the Director will continue to serve the Company as a director of the Company and through RSM Consulting, provide consulting services to the Company;

NOW, THEREFORE, in consideration for the above recited premises and the mutual promises, agreements and covenants of the Company and the Director contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1. DUTIES AND EFFORT.

(a) Through RSM Consulting, the Director will provide consulting services to the Company including, without limitation, advisory services related to the manufacture and commercialization of the Company’s products. The Director will also provide any other customary services as requested by the Company from time to time. The Director agrees to devote such time as is reasonably and customarily necessary to perform completely his duties to the Company hereunder; provided that the Director shall spend such amount of his business time and attention on consulting services for the Company as required by the Board of Directors and/or the Company’s Chief Executive Officer.

(b) The Director will also serve as a member of the Company’s Board of Directors. The Company requires that the Director be available to perform the duties of a director customarily related to this function, including all such duties as may be determined and assigned by the Board of Directors and as may be required by the Company’s governing instruments, including its certificate of incorporation, bylaws and its corporate governance charters, each as amended or modified from time to time, and by applicable law, rule or regulation, including, without limitation, the Delaware General Corporation Law (the “DGCL”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and any exchange or quotation system on which the Company’s securities may be traded from time to time. The Director agrees to devote such time as is reasonably and customarily necessary to perform completely his duties to the Company hereunder. The Director will perform such duties described herein in accordance with the general fiduciary duty of executive officers and directors arising under the DGCL. The Company and the Director, for himself and on behalf of RSM Consulting, agree that this Agreement replaces the Consulting Agreement in its entirety, beginning on the Effective Date.

2. TERM. The term of this Agreement shall commence as of the Effective Date and shall continue until the date that the Director is no longer serving as a member of the Board of Directors for any or no reason, or upon his earlier death, incapacity, removal or resignation.

3. NO EMPLOYMENT RELATIONSHIP. This Agreement is not intended to create an employment relationship between the parties. Rather, it is their intention that the Director and RSM Consulting shall each be an independent contractor of the Company. The Director and RSM Consulting shall be solely responsible for the payment or withholding of all federal, state, or local income taxes, social security taxes, unemployment taxes, and any and all other taxes relating to the compensation they receive under this Agreement. The Director and RSM Consulting shall each indemnify and hold the Company harmless from any taxes, penalties, attorney’s fees, and costs incurred by the Company arising out of a breach by the Director and/or RSM Consulting of the foregoing sentence. The Director shall not be eligible to participate in any of the Company’s employee benefit plans.

4. COMPENSATION; EQUITY PARTICIPATION.

(a) For services to be rendered by the Director in any capacity hereunder, the Company agrees to pay the following compensation:

(i) consulting fees as provided in the Consulting Agreement and payable to RSM Consulting, for any consulting services provided through RSM Consulting to the Company that are outside of the Director’s duties as a member of the Board of Directors or under this Agreement, through the Effective Date;

(ii) a cash fee of $25,000 per quarter for any consulting services provided through RSM Consulting to the Company that are outside of the Director’s duties as a member of the Board, payable to RSM Consulting in accordance with prevailing Company payroll practices, beginning on the Effective Date;

(iii) a cash fee of $8,750 per quarter for Director’s service as a member of the Company’s Board of Directors, payable to the Director;

(iv) the Director was previously granted options to purchase 184,023 shares of the Common Stock with an exercise price of $2.50 per share, and will receive, on a one-time basis on the effective date of the registration statement registering the Common Stock for the IPO (as defined below, such effective date being the “Registration Effective Date), Incentive Stock Options, as such term is defined in the Company’s 2018 Stock Incentive Plan (the “Plan”), with an exercise price equal to the offering price of the first firm commitment underwritten initial public offering of shares of the Common Stock through a registered broker-dealer (the “IPO”), in amounts that will maintain the Director’s ownership of the Common Stock, on a fully diluted basis, of 1% of the then-outstanding Common Stock immediately after the Registration Effective Date; provided, however, that the Director must be a member of the Company’s Board of Directors on the Registration Effective Date to be eligible to earn such awards; and

(v) thereafter, the Director will be eligible to receive annual grants of Options, Restricted Stock Awards or Restricted Stock Units, on terms (including eligibility) as determined by the Board of Directors.

(b) The compensation of the Director (including any participation in the Plan) may be adjusted from time to time as agreed by the parties or as determined by the Compensation Committee of the Board of Directors, or a similar committee of the Board of Directors. All grants of Options, Restricted Stock Awards or Restricted Stock Units to the Director under the Plan will have vesting in twelve equal quarterly installments commencing on their grant dates and will become fully vested upon a Change in Control (as defined in the Plan), provided the Director’s service under this Agreement has not terminated for any or no reason prior to the date of any such vesting. All Options granted to the Director will have a term of ten years.

5. EXPENSES. In addition to the compensation provided in Section 4 hereof, the Company will reimburse the Director for reasonable business related expenses incurred in good faith in the performance of the Director’s duties for the Company hereunder. Such payments shall be made by the Company in accordance with its normal policies for senior executives of the Company.

6. RESTRICTIONS RESPECTING CONFIDENTIAL INFORMATION, NON-COMPETITION, ETC.

(a) The Director and RSM Consulting each acknowledges and agrees that by virtue of the Director’s involvement with the business and affairs of the Company, he has developed and will continue to develop substantial expertise and knowledge with respect to all aspects of the business, affairs and operations of the Company and has had access to and will continue to have access to all significant aspects of the business and operations of the Company and to confidential and proprietary information of the Company. As such, the Director and RSM Consulting each acknowledges and agrees that the Company will be damaged if either of them were to breach or threaten to breach any of the provisions of this Section 6 or if either of them were to disclose or make unauthorized use of any confidential and proprietary information of the Company or otherwise engage in the activities prohibited by this Section 6. Accordingly, the Director and RSM Consulting each expressly acknowledges and agrees that he and it is knowingly and voluntarily entering into this Agreement, and that the terms, provisions and conditions of this Section 6 are fair and reasonable and necessary to adequately protect the Company and its business.

(b) Concurrently with the execution of this Agreement, the Director shall execute the Company’s standard form of Proprietary Information and Inventions Agreement (the “PIIA”), the terms and provisions of which are incorporated herein by reference as binding and operative provisions of this Agreement.

(c) During the term of this Agreement and for one (1) year after the termination of this Agreement for any reason, neither the Director nor RSM Consulting shall, directly or indirectly, anywhere within the United States, manage, operate or control, or participate in the ownership, management, operation or control of, or otherwise become materially interested in (whether as an owner, stockholder, lender, executive, employee, officer or director) any business (other than the Company) which is in the business of developing and commercializing drug products competitive with the drug products based on the Company’s patented Thin Film Freezing platform (the “Business”), or, directly or indirectly, induce or influence any person that has a business relationship with the Company or any of its subsidiaries or affiliates relating to the Business to discontinue or reduce the extent of such relationship. For purposes of this Agreement, the Director and RSM Consulting shall each be deemed to be directly or indirectly interested in a business if he or it is engaged or interested in that business as an owner, stockholder, lender, executive, employee, officer or director, but not if the Director’s or RSM Consulting’s interest is limited solely to the ownership of not more than 4.99% of the securities of any class of equity securities of a corporation or other entity whose shares are listed or admitted to trade on a national securities exchange or are quoted on the Over the Counter Bulletin Board or similar public trading system.

(d) During the term of this Agreement, neither the Director nor RSM Consulting shall, either directly or indirectly, whether on his or its own behalf or on behalf of any other individual or entity (other than the Company), solicit or attempt to solicit any client or actively sought prospective client of the Company for the purpose of providing such client or actively sought prospective client a product that is competitive with a product then offered or under development by the Company. For one (1) year after the termination of this Agreement for any reason, neither the Director nor RSM Consulting will, either directly or indirectly, whether on his or its own behalf or on behalf of any other individual or entity, solicit or attempt to solicit any client or actively sought prospective client of the Company with whom the Director had Material Contact during the term of this Agreement for the purpose of providing such client or actively sought prospective client a product that is competitive with a product offered or under development by the Company as of the termination of this Agreement. For purposes of this Section 6(d), the Director will be deemed to have had “Material Contact” with a client or actively sought prospective client of the Company if the Director (i) dealt directly with the client or actively sought prospective client on behalf of the Company; (ii) coordinated or supervised the Company’s dealings with the client or actively sought prospective client; (iii) obtained confidential information about the client or actively sought prospective client as a result of this Agreement; or (iv) received compensation resulting directly from the Company’s sale of products to the client or actively sought prospective client.

(e) During the term of this Agreement and for one (1) year after the termination of this Agreement for any reason, neither the Director nor RSM Consulting shall, directly or indirectly, solicit to employ, or employ for himself or others, any employee of the Company, or any subsidiary or affiliate of the Company, who was an officer, director or employee of, or consultant or advisor to, the Company, or any subsidiary or affiliate of the Company, as of the date of the termination of this Agreement or during the preceding six (6) month period, or solicit any such person to leave such person’s position or join the employ of, or act in a similar capacity with, another, then or at a later time.

(f) The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Company with any broader, further or other remedy or protection than those provided herein.

(g) Because the breach or any threatened breach of any of the provisions of this Section 6 may result in immediate and irreparable injury to the Company for which the Company may not have an adequate remedy at law, the Director and RSM Consulting each expressly agrees that the Company shall be entitled, in addition to all other rights and remedies available to it at law, in equity or otherwise, to a decree of specific performance of the restrictive covenants contained in this Section 6 and further to a temporary and permanent injunction enjoining such breach or threatened breach, in each case without the necessity of proving damages and without the necessity of posting bond or other security.

(h) In the event the Director or RSM Consulting challenges this Agreement and an injunction or other relief is issued staying the implementation of any of the restrictions imposed by Section 6 hereof, the time remaining on the restrictions shall be tolled until the challenge is resolved by final adjudication, settlement or otherwise.

(i) The Director and RSM Consulting each acknowledges that the type and periods of restriction imposed by this Section 6 are fair and reasonable and are reasonably required for the protection of the legitimate interests of the Company and the goodwill associated with the business of the Company; and that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and are given as an integral part of the transactions contemplated hereby. If any of the covenants in this Section 6, or any part hereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants herein, which shall be given full effect, without regard to the invalid portions. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be judicially modified so as to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

7. TERMINATION. With or without cause, the Company and the Director may each terminate this Agreement at any time upon 180 days’ prior written notice, and the Company shall be obligated to pay to the Director or RSM Consulting, as the case may be, the compensation and expenses due up to the date of the termination. Nothing contained herein or omitted herefrom shall prevent the Board of Directors or stockholders of the Company from removing the Director as permitted under the Company’s certificate of incorporation, bylaws or its corporate governance policies, each as amended or modified from time to time, and by applicable law, rule or regulation, including, without limitation, the DGCL.

8. INDEMNIFICATION. The Company shall indemnify the Director in his capacity as Director and as a director of the Company to the fullest extent permitted by applicable law against all debts, judgments, costs, charges or expenses incurred or sustained by the Director in connection with any action, suit or proceeding to which the Director may be made a party by reason of his being or having been acting as Director or director of the Company, or because of actions taken by the Director that were believed by the Director to be in the best interests of the Company, and the Director shall be entitled to be covered by any directors’ and officers’ liability insurance policies that the Company may maintain for the benefit of its directors and officers, subject to the limitations of any such policies. The Company shall have the right to assume, with legal counsel of its choice, the defense of Director in any such action, suit or proceeding for which the Company is providing indemnification to the Director. Should the Director determine to employ separate legal counsel in any such action, suit or proceeding, any costs and expenses of such separate legal counsel shall be the sole responsibility of the Director. If the Company does not assume the defense of any such action, suit or other proceeding, the Company shall, upon request of the Director, promptly advance or pay any amount for costs or expenses (including, without limitation, the reasonable legal fees and expenses of legal counsel retained by the Director) incurred by the Director in connection with any such action, suit or proceeding. The Company shall not be obligated to indemnify the Director against any actions that constitute, in the reasonable discretion of the Board of Directors, an act of gross negligence or willful misconduct or contrary to the general indemnification provisions of the DGCL or the Company’s certificate of incorporation or bylaws.

9. AMENDMENTS; WAIVERS. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the parties or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought; provided, however, that any such amendment or waiver shall be unanimously approved by the Board of Directors. No waiver of any breach with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent breach or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

10. NOTICES. All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided on the signature page hereto or such other contact information as the parties may have duly provided by notice.

11. GOVERNING LAW; EXCLUSIVE FORUM. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of Delaware without reference to that state’s conflicts of laws principles. Any legal action involving the validity, interpretation, or breach of the terms of this Agreement shall be brought exclusively in the courts of the State of New York located in New York County (or, if appropriate, the federal courts within the Eastern District of New York, seated in New York County). The parties hereby submit to the exclusive jurisdiction and venue of such courts, and they hereby irrevocably waive, to the fullest extent permitted by law, any objection they may now or hereafter have to the personal jurisdiction or venue of such courts or to any claim of inconvenient forum.

12. ASSIGNMENT. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of the Director and RSM Consulting under this Agreement are personal and therefore the neither the Director nor RSM Consulting may assign or delegate any right or duty under this Agreement without the prior written consent of the Company.

13. HEADINGS; CONSTRUCTION. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14. NO THIRD-PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

15. SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

16. ENTIRE AGREEMENT. This Agreement (together with the PIIA) contains the entire understanding and agreement of the parties, and supersedes any and all other prior and/or contemporaneous understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, all of which are merged herein. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein (or in the PIIA), and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding (except those in the PIIA).

17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Director Agreement to be duly executed and signed as of the day and year first above written.

COMPANY:

TFF PHARMACEUTICALS, INC.

By:	/s/ Glenn Mattes
Glenn Mattes, President and CEO

Contact Information:

2801 Via Fortuna, Suite 425
Austin, Texas 78746

DIRECTOR:

By:	/s/ Robert S. Mills
Robert S. Mills

RSM CONSULTING, LLC

By:	/s/ Robert S. Mills
Robert S. Mills, President

Contact Information for Director and RSM Consulting: